SA TELECOMMUNICATIONS REITERATES PREVIOUS
                   FILING OF JOINT CHAPTER 11 LIQUIDATING PLAN



         Richardson, Texas, February 16, 2000 - On May 14, 1999, SA Telecommunications, Inc. ("STEL") filed a press release announcing that it and certain of its subsidiaries (collectively, the "Debtors") had filed their Joint Chapter 11 Liquidating Plan (the "Plan") and a draft of the associated Disclosure Statement with the United States Bankruptcy Court for the District of Delaware.

         Under the Plan, the Debtors proposed to liquidate their assets, substantially all of which consist of cash, shares of common stock of EqualNet Communications Corp. (f/k/a EqualNet Holding Corp.) and potential awards from various fraudulent preference, fraudulent conveyance and other recovery actions, and distribute the proceeds thereof to creditors substantially in accordance with the priority provisions of the Bankruptcy Code. Pursuant to the terms of the Plan, all STEL preferred stock and STEL common stock would be canceled on the Effective Date of the Plan and the holders thereof would neither receive nor retain any property under the Plan. As a result of a significant decrease in the value of their assets (principally the shares of common stock of EqualNet Communications Corp.), however, the Debtors currently are unable to pay in full the administrative expenses of their Chapter 11 cases, which is a prerequisite for confirming the Plan or any other plan under Chapter 11. If the Debtors are unable to confirm the Plan or another Chapter 11 plan, their Chapter 11 cases will be dismissed or converted to Chapter 7 cases. In such event, the prospect for recoveries by the general unsecured creditors will be greatly diminished with no recoveries of any kind by the holders of STEL preferred stock and STEL common stock under any reasonable scenario.

         As released previously, the Debtors have fully ceased their operations and have no employees or any offices. Currently, per an order of the bankruptcy court, a member of Jay Alix & Associates is acting as the Debtors' interim chief executive officer and White & Case LLP is acting as counsel for the Debtors. Accordingly, for further information, please contact either Albert B. Gordon of Jay Alix & Associates at (212) 490-2500 or Andrew DeNatale, Esq. of White & Case LLP at (212) 819-8200.

         THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AND AS SUCH INVOLVES KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.